Exhibit 99.2

Above Food Corp. Business Combination with Bite Acquisition Corp.

May 1, 2023, 8:30 am ET

Speakers

●	Alberto Ardura, Chair and Chief Executive Officer of Bite Acquisition Corp.

●	Lionel Kambeitz, Chair, President and Chief Executive Officer of Above Food Corp.

●	Martin Williams, President and Chief Innovation Officer Above Food Brands Inc. (a wholly owned subsidiary of Above Food Corp.)

●	Jason Zhao, Chief Financial Officer of Above Food Corp.

Operator

Good morning, and welcome to the Above Food Corp. and Bite Acquisition Corp. Business Combination Conference Call and Webcast. Thank you all for joining us today.

Please note that the press release we issued this morning and related SEC documents can be found on the Bite Acquisition Corp. website at www.biteacquisitioncorp.com, as well as the SEC website at www.sec.gov. In addition, the investor deck that will be presented as part of today’s discussion is included with Bite Acquisition Corp.'s SEC documents and has also been posted on www.abovefood.com/investors. Please review the disclaimers included in the investor deck.

I would like to first remind everyone that this call may contain forward-looking statements, including, but not limited to, Above Food Corp.’s and Bite Acquisition Corp.'s expectations or predictions of financial and business performance and conditions, expectations, or assumptions as to the completion of the proposed business combination between the parties, product development and performance, and industry outlook, among others. Forward-looking statements are inherently subject to risks, uncertainties, and assumptions, and they are not guarantees of performance. Thus, nothing in this call should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved and you should not place undue reliance on the forward-looking statements. I encourage you to read the cautionary statement regarding forward-looking statements contained in the press release issued today and Bite Acquisition Corp.'s filings with the SEC, as well as filings to be made by Bite and Above Food in connection with the proposed business combination, for information regarding some of the risks that can affect the business combination, Above Food Corp.’s business, and the business of the combined company after completion of the proposed business combination. Bite Acquisition Corp. and Above Food Corp. are under no obligation and expressly disclaim any obligation to update, alter, or otherwise revise any forward-looking statements whether as a result of new information, future events, or otherwise except as required by law.

We'll also refer to certain non-GAAP financial measures. For reconciliations of non-GAAP financial measures to their most directly comparable GAAP measures, please refer to the investor presentation, which can be found in Bite Acquisition Corp.'s Form 8-K filed today with the SEC and on our Investor Relations website https://abovefood.com/investors.

Today's presentation will be hosted by Alberto Ardura, Chair and Chief Executive Officer of Bite Acquisition Corp., Lionel Kambeitz, Chair, President and Chief Executive Officer of Above Food Corp., Martin Williams, President and Chief Innovation Officer Above Food Brands Inc. (a wholly owned subsidiary of Above Food Corp.), and Jason Zhao, Chief Financial Officer of Above Food Corp.

I will now turn the call over to Alberto Ardura.

Alberto Ardura

Thank you, Operator. Welcome, everyone, to the Bite Acquisition Corp. – Above Food Corp. conference call and webcast.

I'm Alberto Ardura, Chair and Chief Executive Officer of Bite Acquisition Corp., and we are extremely excited to be partnering with Above Food through its transition to becoming a public company.

Our goal in founding Bite, which is listed on the NYSE with the stock ticker BITE, was to partner with an industry-leading company at an inflection point in its growth trajectory. We found that in Above Food, which has a novel approach to generating value within the specialty ingredient and consumer products industry and employs scaled, environmentally friendly regenerative agriculture and sustainable food technologies. I have been closely following the Above Food story, and I'm delighted to be part of this amazing growth company.

Bite’s leadership possesses a wide-ranging set of competencies, in relation with the North American restaurant, food, and consumer industries, as well as a deep knowledge of how to structure and finance transactions.

We believe that Above Food will be a first-of-its-kind public company within the food-based specialty ingredients space – utilizing a vertically integrated business model that leverages its own source of supply and distribution infrastructure to create higher value formulations and products for the benefit of downstream customers in the ingredients and CPG space. This Seed-to-Fork platform allows for unique synergies that aren’t typically found in one place in the food industry, and we expect that Above Food will drive significant revenue, EBITDA and margin growth for the many years to come.

Above Food is led by a veteran team with extensive experience across the food production ecosystem that is complemented by Lionel's personal multi-generational ties to agriculture and food production. We believe this is an established management team that brings decades of experience leading public and private companies in the U.S. and Canada.

President and CEO Lionel Kambeitz brings significant experience in a multigenerational family farming operation and a great vision and career in AgTech manufacturing, innovation and design. He is supported by three other co-founders: Tyler West, who leads the ingredients business, Martin Williams, who leads the innovation and consumer products, and Donato Sferra, who leads corporate development efforts. The team is also supported by Chief Financial Officer, Jason Zhao, who has a strong technical financial background to lead the growing business.

While Lionel and his team will discuss the business opportunity, I wanted to spend a moment about what we love so much about Above Food and why we think it has an extremely compelling business model:

●	First and foremost, Above Food is a high-growth business on track to achieve positive EBITDA the fiscal year ended January 31, 2024 with a diverse base of over 260 customers in CPG, Pet Foods and Ingredients, and a footprint of over 35,000 retail points of distribution including major blue-chip grocery chains resulting in an operator that is scaled and that generates gross profits.

●	Second, we believe Above Food’s vertically integrated approach and Seed-to-Fork platform enables a synergistic portfolio of products and supply chain entry points that allows for superior unit economics, as well as strong and sustainable financial performance.

●	Lastly, the proposed business combination represents a compelling opportunity within the USD$200+ billion market for plant-based food substitutes, which is fueled by favorable macro tailwinds, including rising food insecurity, increasing supply chain risks, and increasing consumer adoption of plant-based food.

We are very pleased to introduce you to this unique company, and we look forward to supporting Above Food in its vision to create a healthier world – one seed, one field, and one bite at a time.

With that, I'd like to turn the call over to President, CEO and Chair, Lionel Kambeitz.

Lionel Kambeitz

Thank you very much, Alberto, for that introduction. I am thrilled to speak with you today and look forward to getting to know many of you in the future as we share our exciting growth story with the investment community.

We built Above Food with the intent to solve for the many structural problems facing the entire food supply chain. While our business spans farming, ingredients manufacturing, and consumer products – we believe the way in which we bring these businesses together makes Above Food a novel and differentiated solution to help tackle global issues while operating a business that is expected to be EBITDA positive in the fiscal year ended January 31, 2024.

There is rising food insecurity, apparent fragility of the global food supply chain and increasing demand for sustainably produced food and plant-based alternatives. To help put things into perspective -- there are more than 800 million people that experience food insecurity globally, and that number is only increasing.

Nourishing all people and the home we share together – Earth – all starts with the seed we put in the ground and how we nurture our crops. We believe Above Food is a pioneer in regenerative agriculture today, and it employs innovative environmental farming practices at scale across approximately 300,000 acres of production that we have access to in the northern plains of the U.S. and Western Canada. Moreover, we believe, Above Food has the capabilities and technological infrastructure in place to implement true innovation in traditional food supply chains and make a profound impact on the entire food ecosystem.

Direct access to high-quality production provides supply certainty and serves as the basis for our value-added ingredients business. Our vertical integration and control of the value chain manifests in greater control over supply chain risks and costs, enabling greater control of our margins. Bringing these elements together, we’ve built a scaled, diverse platform that generates organic growth as well as positioned to extract synergies from strategic acquisitions complementary to our capabilities and market access.

Through our deep, longstanding relationships with our customers, we have a strong understanding of their goals for delivering healthier, more sustainable products to consumers. It is also a vision that Above Food can help make a reality. We possess a deep appreciation of our customers’ goals for innovation along the food chain -- and work closely with them to create products, at scale, that fit their unique parameters. We provide supply integrity and supply transparency through a network of physical assets.

To summarize -- we take custody of quality plant proteins from what we view as some of the best growing regions in the world, we utilize our complementary physical asset base of ingredient terminals and rail cars to consolidate our sourcing; and then we leverage those assets to create sought after and differentiated ingredients, private label, and branded consumer products to generate value and expand margins.

We are excited about the future with Bite as a public company.

Currently three distinct businesses comprise our seed-to-fork platform – we estimate our disruptive agriculture business, our specialty ingredients business, and our consumer packaged goods business represent approximately 61%, 37%, 2% of our revenues, respectively on a trailing twelve-month basis as of January 31, 2023. Over the next several years, our plan is to continue leveraging our access to plant proteins and grains to continue driving growth of our specialty ingredients and high-growth consumer packaged goods businesses and drive cash flow generation to fund future growth. As we implement our go-forward plan, we expect to see a more evenly distributed revenue mix between disruptive agriculture, specialty ingredients and private label consumer packaged goods.

With that, I'd like to turn the call over to my co-founder Martin Williams to take a deeper dive into our three business units.

Martin Williams

Thank you, Lionel.

I’ll start with our Global Disruptive Agriculture Distribution business – as we like to say, we are the specialty ingredient supplier to ingredient suppliers. We have cultivated longstanding relationships with more than 260 customers that span 29 countries with our 17 product lines. As Lionel noted, these are typically long-term relationships that are predicated on our ability to deliver reliable inputs and value-added processes. Our scaled grain handling assets – which cover three major facilities in Saskatchewan, Canada and include 179 separations that maintain sourcing integrity for traceability – have enabled us to become an important partner to some of the largest consumer product businesses in the world.

Our second business unit is Specialty Ingredients Processing. We think about this division as the…quote…“Intel Inside” for differentiated better-for-you foods –an appropriate metaphor given we supply approximately 90% of the grains utilized in our specialty ingredient products. This business provides specialty ingredient formulations for billion-dollar industries. We have five ingredient platforms which cover oat, pet, quinoa, blended pulse, and a combination of pea/chickpea. These ingredients are manufactured on 10 unique platforms, possess four discreet patented technologies, and support a growing list of approximately 260 customers.

And our third business is composed of our private label and consumer brand portfolio – consisting of more than 120 SKUs across six manufacturing platforms and nine consumer brands. These products are available in approximately 35 thousand points of distribution in 29 countries. Today, this business is still in the early stages, but it is nonetheless another outlet where we believe we can capture accretive margins from our advantageous sourcing and ingredients manufacturing network. In fact, we supply approximately 50% of the ingredients in our consumer products which gives us an edge with retail customers seeking consistent supply and traceable ingredients to further meet consumers’ growing desires for better-for-you attributes like GMO-free, organic, gluten-free, vegan, kosher, and a host of others.

With that, I’ll turn it back over to Lionel.

Lionel Kambeitz

Thanks, Martin.

This takes me back to the foundations of our business – the land. Above Food has access to some of the best growing regions in the world for the new plant-based proteins. We have approximately 300 thousand acres, contracted with large, sophisticated growers across the northern plains of the United States and Western Canada. We provide these large-scale producers proprietary growing technologies, which in turn allows Above Food to lock-in supply.

As an innovator in the vertically integrated food supply chain, Above Food also invests in R&D and utilizes custom genetics to enable seed-to-fork control, develop a strong IP base, and enable other regenerative practices that are critical in developing consistent ingredients for the next era of food manufacturing.

Of course, none of this is possible without a strong and synergistic team – our executive team is comprised of domain experts across each of the areas of our business and I want to thank them for the incredible work they have done to prepare our business to go public.

With that, I’ll pass the call to Jason for some additional commentary on our financials and future plans for growth and enabling greater profitability.

Jason Zhao

Thank you, Lionel.

Our vertically integrated approach offers several significant opportunities for growth. As Lionel mentioned in his remarks, Above Food not only addresses a USD $200+ billion market for plant-based food substitutes, but we are also well aligned to capitalize on markets that are experiencing disproportionate growth, which creates opportunities for both organic growth as well as growth through strategic M&A.

Today, our business generates approximately USD $294 million of revenue on a trailing twelve-month basis, as of our year ended January 31, 2023, and produces a consolidated gross margin of approximately 4% and adjusted EBITDA margin of approximately 1%. What these figures don’t show you is the significant transformation that is underway as we focus on our higher-margin opportunities in both specialty ingredients and consumer packaged goods.

For example, in our specialty ingredients business for fiscal year 2024, we expect to generate 129% organic growth versus fiscal year 2023 driven by greater oat ingredients and pet ingredient penetration and increasing throughput through existing facilities. As a nod to the importance of our vertical integration, this growth is made possible by our ability to secure and source crops within our disruptive agriculture business in the years prior – in fact, that business is expected to also grow at a compound annual rate of 83% from fiscal 2022 through full fiscal year 2024.

To reiterate our intentions that Lionel shared, as we implement the next evolution of our business, we see a more evenly distributed revenue mix between business segments. With a shift toward ingredients and Consumer Packaged Goods where we see tremendous margin opportunity.

To that point, our long-term growth algorithm contemplates annual revenue growth of approximately 30%, gross margins of approximately 20% and adjusted EBITDA margins of approximately 15%.

Although our business relies upon the key infrastructure we’ve invested in, the nature of the business is fairly asset-lite, with expected annual CAPEX of less than 5% of revenues. The combination of consistent organic revenue growth with significant margin expansion opportunity and marginal CAPEX requirements can result in an advantageous free cash flow generator – which is precisely the vision. We expect our primary use of cash will be funding growth initiatives and strategic acquisitions. On that point, we have an M&A engine that we believe is already finely tuned with six transactions closed in three years. In fact, our recently closed acquisitions, Northern Quinoa Production Company, Farmer Direct Organic, Culcherd, and key ingredient production facilities in Avonlea and Kindersley, which represent expansion of capabilities, end markets and intellectual property, across all three of our business units, drove USD $80 million in revenue and in their first-years post-close, which is strong evidence of the sort of opportunity that we see across our footprint and the execution that we can bring through sound integration. Furthermore, these recent acquisitions have created a strong operational leverage that we believe would allow the Company to more than double its revenues with minimum Capex requirements over the next few years.

Based on the performance of our existing businesses including the recently acquired businesses discussed a moment ago, on a Pro Forma basis, we project organically generating approximately USD $482 million of revenue and USD $23 million of adjusted EBITDA during our fiscal year ending January 31, 2024.

Now I’ll turn back to Alberto for some closing remarks.

Alberto Ardura

Thanks, Jason.

From a transaction perspective, the proposed business combination reflects a pro forma enterprise valuation of USD $319 million and is expected to provide Above Food with approximately USD $44 million of gross proceeds to fund future facility development and general corporate purposes.

It’s worth noting, existing Above Food shareholders, including management, will roll over 100% of their equity, and will own approximately 70% of the pro-forma company at closing, reflecting their ongoing confidence and commitment.

The transaction has already received USD $9 million in investments from several strategic and financial investors including Lexington Capital (an Alternative Investments and development group focused on Food & Agriculture, Water and Real Estate) and Grupo Vida (one of the largest oat manufacturer in the Americas with production facilities in Mexico, Canada and Chile). These investors have not only validated the business model and valuation of Above Food, but more importantly, they are expected to generate significant commercial and operational synergies for Above in the years to come.

We are very excited by the opportunity to bring Above Food to the public markets. We have an exceptional business with strong competitive advantages and an organic growth engine that is well suited to meet the needs of today’s leading food companies. Combined with a margin expansion opportunity that we believe is at an inflection point, we think now is the right time to invest in this disruptive company.

We hope you join us on our journey as ‘we go above’ and we look forward to keeping in touch as the transaction progresses.

Operator

That concludes today’s conference call. Thank you for your participation. You may now disconnect.

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